UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Broadwing Corporation
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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The following talking points were distributed to employees of Broadwing for use in explaining the proposed acquisition of Broadwing by Level 3 Communications, Inc. to customers of Broadwing.
October 17, 2006
Customer Talking Points
Important Note:
The following outline is to be used as detailed talking points when speaking to your customers. This information is to be conveyed verbally. Do not distribute this script to your customers via printed copy, email, mail or other non-verbal mechanism. Do not disclose any information that does not appear in this script.
Definitive Agreement Announced Today
•	Today we announced the signing of a definitive agreement to be acquired by Level 3, a publicly held provider of network communications services.

•	After closing, expected in the first quarter of 2007, the combined businesses will enjoy an enhanced position that we believe will create additional long-term value for customers, employees, and investors.

•	The combined company will have increased ability to invest and innovate to meet customer’s evolving needs.
Customer Experience throughout Integration Remains Top Priority
•	Integration timing and logistics will be determined during integration planning.

•	With our experience and expertise in integration activities, we believe that we are well positioned for a smooth integration process.

•	Both companies are committed to ensuring that customers’ needs remain foremost during the completion of the transaction.
Account Management Contacts Remain the Same for Near Future
•	Until we formally close this transaction, anticipated to occur in the first quarter of 2007, the Broadwing sales force and the Level 3 sales force will continue to operate independently and compete for your business as competitors. Please continue to interact with Broadwing and Level 3 with the understanding that we are competitors in the marketplace.

•	Continue to engage existing account teams as you have in the past for the near future.

•	Broadwing and Level 3 Account Management teams will be integrated only after the acquisition is closed.

IMPORTANT NOTE: The proposed transaction will be submitted to Broadwing’s stockholders for their consideration. Level 3 and Broadwing will file a registration statement, a proxy statement/prospectus and other relevant documents concerning the proposed transaction with the SEC. Stockholders of Broadwing are urged to read the registration statement and the proxy statement/prospectus and any other relevant documents filed with the SEC when they become available, as well as any amendments or supplements to those documents, because they will contain important information. Stockholders of Level 3 can obtain more information about the proposed transaction by reviewing the Form 8-K to be filed by Level 3 in connection with the announcement of the transaction, and any other relevant documents filed with the SEC when they become available. You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Level 3 and Broadwing, at the SEC’s Web site (http://www.sec.gov). Copies of the proxy statement/prospectus and the SEC filings that will be incorporated by reference in the proxy statement/prospectus can be obtained, without charge, by directing a request to Level 3, Investor Relations, 1025 Eldorado Blvd., Broomfield, CO 80021, 720-888-2500 or to Broadwing, Investor Relations, 1122 Capital of Texas Highway South Austin, TX 78746-6426, (866) 426-7847.
Level 3, Broadwing and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Broadwing in connection with the proposed transaction. Information about the directors and executive officers of Level 3 is set forth in the proxy statement on Schedule 14A, dated April 6, 2006, as supplemented, for Level 3’s 2006 annual meeting of stockholders. Information about directors and executive officers of Broadwing and their ownership of Broadwing common stock is set forth in the proxy statement on Schedule 14A, dated March 24, 2006, for Broadwing’s 2006 annual meeting of stockholders. Additional information regarding participants in the proxy solicitation may be obtained by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available.